Exhibit 10.35

EQUINIX ANNUAL INCENTIVE PLAN

JANUARY 1, 2007

PLAN OBJECTIVES

Equinix will offer the Equinix Incentive Plan to provide eligible employees with the opportunity to participate in company performance. It is designed to motivate employees to achieve certain company objectives, provide competitive total cash compensation for key positions and retain top talent.

PLAN FEATURES

ELIGIBILITY/PARTICIPATION

All regular full-time and part-time employees will be eligible to participate. Commissioned sales employees will not be eligible. Full-time and part-time new hires will be eligible to participate as of hire date. Employees not employed by the Company at the beginning of the year shall only be eligible for a percentage of his/her Target Bonus equal to that percentage of the year he/she was employed by the Company. Employees with start dates on or after October 1st will not be eligible to participate for the plan ending December 31st of the year of hire.

An employee is not eligible to receive a bonus if he/she is on a Performance Improvement Plan (PIP) or is not employed by the Company on the date a Target Bonus is paid. Payouts will be pro-rated over the period based on the position the employee held during the performance period. For example, if an employee is promoted from Senior Manager to Director, his/her bonus will be calculated upon the number of days in each position. As another example, if an employee is promoted from a non-commissioned position to a commissioned sales position, his/her bonus will be pro-rated based on the number of days worked in a non-commissioned position. Employees on an approved Leave of Absence will be eligible for the pro-rated bonus amount based on the number of days they worked as an active employee during the plan year.

The plan is effective January 1, 2007 and will end on December 31, 2007.

PAYMENT OF AWARDS

Individual awards will be paid as soon after the close of the fiscal year as practical.

PLAN ADMINISTRATION

The Compensation Committee of the Board of Directors may modify or terminate this plan at any time. The CEO will have final decision over any interpretations or disputes of the plan.

CALCULATING COMPANY PERFORMANCE AND FUNDING OF INCENTIVE POOL

The funding level of the Incentive Pool will be based on Company performance against revenue and EBITDA goals, as set forth in the Board approved operating plan adjusted from time to time throughout the plan year. Fifty percent (50%) of the Incentive Pool will be funded each quarter if revenue and EBITDA targets for that quarter have been met, provided total year forecasted results meet or exceed the operating plan. The remaining fifty percent (50%) of the Incentive Pool will be funded each quarter if the Company over-performs against the operating plan revenue and EBITDA targets. The revenue and EBITDA goals will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan. The specific revenue and EBITDA goals for each year shall be as set forth on a Design Criteria established prior to the end of the first quarter of each year.

For 2007, the Design Criteria shall be as follows:

Fifty percent (50%) of Incentive Pool shall be funded if the Company hits its operating plan for revenue and EBITDA for the year. For every 1% below operating plan for revenue and EBITDA, the Incentive Pool shall be reduced by 10%. For instance, if the Company is 2% below plan, only 30% of the Incentive Plan shall be funded. There shall be no Incentive Pool if either revenue or EBITDA is less than 95% of operating plan target.

Funding of the remaining fifty percent (50%) of the incentive pool shall take place should the Company achieve revenue or EBITDA in excess of plan. In the case where the Company achieves revenue above its plan, the Incentive Pool will be funded based upon the incremental revenue over plan, provided the Company has also achieved EBITDA over-plan performance at an equivalent or greater percentage than incremental revenue over plan. Should EBITDA over-performance exceed the amount of revenue over-performance, the pool will also be funded by the amount that EBITDA over-performance exceeds revenue over-performance, up to the maximum calculated incentive payout. Should EBITDA over-performance be less than revenue over-performance, no incremental pool funding will be provided.